Exhibit 99.2

Contacts:
Monique Greer Allos Therapeutics — Investor +1 720-540-5268 mgreer@allos.com	Madeline Malia Allos Therapeutics — Media +1 609-454-0325 mmalia@allos.com	Lara Dow Mundipharma International +44 1223 424211 Lara.Dow@mundipharma.co.uk

Allos Therapeutics and Mundipharma Announce Strategic Collaboration for FOLOTYN

— Allos to Receive $50 Million Upfront Payment and Retain Full Commercialization Rights to FOLOTYN in U.S. and Canada; Mundipharma to Co-Develop and Commercialize in the Rest of World —

— Allos to Host Conference Call Today at 4:30 p.m. Eastern Time to Discuss Collaboration and Q1 Financial Results —

WESTMINSTER, Colo., May 10, 2011 — Allos Therapeutics, Inc. (NASDAQ: ALTH) and Mundipharma International Corporation Limited (Mundipharma) today jointly announced that the companies have entered into a strategic collaboration agreement to co-develop FOLOTYN® (pralatrexate injection).  Under the agreement, Allos retains full commercialization rights for FOLOTYN in the United States and Canada, with Mundipharma having exclusive rights to commercialize FOLOTYN in all other countries.

FOLOTYN, a folate analogue metabolic inhibitor, is the first and only drug approved in the United States for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma (PTCL), a biologically diverse group of aggressive blood cancers, and is being studied in a number of other hematologic malignancies.  Allos is pursuing regulatory approval to market FOLOTYN in the European Union for relapsed or refractory PTCL.  Allos’ Marketing Authorisation Application (MAA) was accepted for review by the European Medicines Agency (EMA) in December 2010.

Under the collaboration, Allos will receive an upfront payment of $50 million and potential regulatory and commercial progress- and sales-dependent milestone payments of up to $310.5 million.  Allos is also entitled to receive tiered double-digit royalties based on net sales of FOLOTYN within Mundipharma’s licensed territories.  Allos and Mundipharma will jointly fund development costs, initially on a 60:40 basis, which will change to a 50:50 basis if certain pre-defined milestones are achieved, including approval of the MAA currently under review to market FOLOTYN in the European Union.  Development funding by Mundipharma will support jointly agreed-upon clinical development activities, including, but not limited to, the planned Phase 3 studies of FOLOTYN in previously undiagnosed PTCL and in combination with bexarotene in relapsed or refractory cutaneous T-cell lymphoma (CTCL).  Pursuant to a separate supply agreement with Mundipharma Medical Company, an affiliate of Mundipharma, Allos will supply FOLOTYN for Mundipharma’s clinical and commercial uses.

“Mundipharma is an ideal global partner.  They have demonstrated hematology/oncology development, regulatory and commercial capabilities with recent major regulatory and commercial successes in bringing Levact® (bendamustine) to market in Europe for non-Hodgkin lymphoma and other blood cancers, as well as substantial resources to develop and commercialize FOLOTYN,” said Paul L. Berns, president and chief executive officer of Allos Therapeutics, Inc.  “We are currently seeking regulatory approval to market FOLOTYN in Europe for the treatment of patients with relapsed or refractory peripheral T-cell lymphoma.  Our two companies share a vision for bringing FOLOTYN to patients and believe this collaboration will maximize the development, commercialization and market potential of FOLOTYN in a variety of blood cancers.”

“Mundipharma is delighted to partner with Allos in the development and commercialisation of FOLOTYN and believes that it has worldwide potential to become an important treatment alternative for patients,” commented Åke Wikström, regional director Europe at Mundipharma International Limited.  “FOLOTYN represents a very meaningful addition to Mundipharma’s oncology pipeline and reinforces our commitment to improving patients’ quality of life.”

“Lymphoma arising from T-lymphocytes remains a devastating disease and new treatments are urgently needed. FOLOTYN, if approved, may be in many countries the first drug to treat this cancer and this will allow us to work with haematologists to improve the treatment results by developing new and hopefully even more effective drug combinations,” added Dr. Thomas Mehrling, director of European Oncology at Mundipharma International Limited.

About FOLOTYN

FOLOTYN, a folate analogue metabolic inhibitor, was discovered by Sloan-Kettering Institute for Cancer Research, SRI International and Southern Research Institute and developed by Allos Therapeutics.  In September 2009, the U.S. Food and Drug Administration (FDA) granted accelerated approval for FOLOTYN for use as a single agent for the treatment of patients with relapsed or refractory PTCL.  This indication is based on overall response rate.  Clinical benefit such as improvement in progression-free survival or overall survival has not been demonstrated.  FOLOTYN has been available to patients in the U.S. since October 2009.  An updated analysis of data from PROPEL was published in the March 20, 2011 issue of the Journal of Clinical Oncology.

FDA’s accelerated approval program allows the FDA to approve products for cancer or other life-threatening diseases based on initial positive clinical data.  In connection with the accelerated approval, Allos is required to conduct post-approval studies that are intended to verify and describe the clinical benefit of FOLOTYN in patients with T-cell lymphoma.  In March 2011, Allos reached agreement with the FDA under its Special Protocol Assessment (SPA) process for the design of Allos’ Phase 3 clinical trial of FOLOTYN in patients with previously undiagnosed PTCL.  The study will seek to enroll newly diagnosed patients with PTCL who have achieved a response following initial treatment with a CHOP-based therapy.

Allos is also pursuing regulatory approval to market FOLOTYN in the European Union for relapsed or refractory PTCL.  Allos’ MAA was accepted for review by the EMA in December 2010.

Conference Call Information

Allos will host a conference call today, May 10, 2011 at 4:30 p.m. ET, to review its first quarter 2011 financial results and to discuss the details of the collaboration with Mundipharma.  Participants can access the call at 1-877-941-1466 (U.S.) or +480-629-9724 (Canada and international).  To access the live audio webcast or the subsequent archived recording, visit the “Investors - Presentations and Events” section of the Allos website at www.allos.com.  Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call.  Callers can access the replay by dialing 800-406-7325 (domestic) or 303-590-3030 (international).  The passcode is 4438057#. The webcast will be recorded and available for replay on Allos’ website until May 24, 2011.

About Peripheral T-Cell Lymphoma

T-cell lymphomas comprise a biologically diverse group of blood cancers that account for approximately 10% to 15% of all cases of non-Hodgkin lymphomas (NHL).(1)-(3)  Allos estimates the current annual incidence of PTCL to be approximately 5,900 patients in the U.S. and approximately 6,000-7,000 patients in the top five European markets.  The outcome of patients with PTCL is poor and the majority of patients ultimately have refractory disease to a variety of agents, including multi-agent chemotherapy with CHOP (cyclophosphamide, doxorubicin, vincristine, and prednisone) or CHOP-like regimens.  The 5-year overall survival rate in these patients is 25% to 40%, depending on sub-type.(4)-(5)

About Allos Therapeutics

Allos Therapeutics, Inc. (Nasdaq: ALTH) is a biopharmaceutical company committed to the development and commercialization of innovative anti-cancer therapeutics.  Allos is currently focused on the development and commercialization of FOLOTYN® (pralatrexate injection), a folate analogue metabolic inhibitor.  FOLOTYN is the first and only drug approved in the U.S. for the treatment of patients with relapsed or refractory PTCL.  Allos is also developing FOLOTYN in other hematologic malignancies and solid tumors. Allos is headquartered in Westminster, CO.  For additional information, please visit www.allos.com.

About Mundipharma

Mundipharma is one of the Purdue/Mundipharma/Napp independent associated companies — privately owned companies and joint ventures covering the world’s pharmaceutical markets. These companies worldwide are dedicated to bringing to patients with severe and debilitating diseases the benefits of novel treatment options in fields such haemato-oncology, severe pain and respiratory disease. For more information www.mundipharma.co.uk

IMPORTANT SAFETY INFORMATION

Warnings and Precautions

FOLOTYN may suppress bone marrow function, manifested by thrombocytopenia, neutropenia, and anemia. Monitor blood counts and omit or modify dose for hematologic toxicities.

Mucositis may occur. If ≥Grade 2 mucositis is observed, omit or modify dose. Patients should be instructed to take folic acid and receive vitamin B12 to potentially reduce treatment-related hematological toxicity and mucositis.

Fatal dermatologic reactions may occur. Dermatologic reactions may be progressive and increase in severity with further treatment. Patients with dermatologic reactions should be monitored closely, and if severe, FOLOTYN should be withheld or discontinued.

Tumor lysis syndrome may occur. Monitor patients and treat if needed.

FOLOTYN can cause fetal harm. Women should avoid becoming pregnant while being treated with FOLOTYN and pregnant women should be informed of the potential harm to the fetus.

Use caution and monitor patients when administering FOLOTYN to patients with moderate to severe renal function impairment.

Elevated liver function test abnormalities may occur and require monitoring. If liver function test abnormalities are ≥Grade 3, omit or modify dose.

Adverse Reactions

The most common adverse reactions were mucositis (70%), thrombocytopenia (41%), nausea (40%), and fatigue (36%).  The most common serious adverse events are pyrexia, mucositis, sepsis, febrile neutropenia, dehydration, dyspnea, and thrombocytopenia.

Use in Specific Patient Population

Nursing mothers should be advised to discontinue nursing or the drug, taking into consideration the importance of the drug to the mother.

Drug Interactions

Co-administration of drugs subject to renal clearance (e.g., probenecid, NSAIDs, and trimethoprim/sulfamethoxazole) may result in delayed renal clearance.

Please see FOLOTYN Full Prescribing Information at www.FOLOTYN.com.

Safe Harbor Statement

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements regarding the status and prospects of our commercialization of FOLOTYN for the treatment of patients with relapsed or refractory PTCL; our Marketing Authorisation Application (MAA) for FOLOTYN in Europe; our future product development and regulatory strategies, including our intent to develop or seek regulatory approval for FOLOTYN in additional indications; our strategic collaboration with Mundipharma, including the parties intent to co-develop FOLOTYN in additional indications and Mundipharma’s potential commercialization of FOLOTYN outside the United States and Canada; and other statements that are other than statements of historical facts.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “continue,” and other similar terminology or the negative of these terms, but their absence does not mean that a particular statement is not forward-looking.  Such forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those anticipated by the forward-looking statements. Important factors that may cause actual results to differ materially include, but are not limited to, the risks and uncertainties associated with the commercialization of FOLOTYN; the ability to expand the approved indications for FOLOTYN; that the design of and data collected from the Company’s pivotal PROPEL trial may not be adequate to demonstrate the safety and efficacy of FOLOTYN for the treatment of patients with relapsed or refractory PTCL, or otherwise be sufficient to support EMA approval; and risks and uncertainties relating to the establishment, implementation and execution of the Company’s strategic collaboration with Mundipharma, including the parties future product development and commercialization strategies.  Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in the forward-looking statements is contained in the “Risk Factors” section of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, and in the Company’s other periodic reports and filings with the Securities and Exchange Commission.  The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.  All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this presentation, except as required by law.

Note: The Allos logo and FOLOTYN name are registered trademarks of Allos Therapeutics, Inc.

Sources: Allos Therapeutics, Inc. and Mundipharma International Corporation Limited

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Editor’s Note: This press release is also available under the Media section of Allos Therapeutics’ website at www.allos.com and at www.mundipharma.co.uk

References:

(1)          The Non-Hodgkin’s Lymphoma Classification Project. A clinical evaluation of the International Lymphoma Study Group classification of non-Hodgkin’s lymphoma. Blood. 1997;89(11):3909-3908.

(2)          Hennessy BT, Hanrahan EO, Daly PA. Non-Hodgkin lymphoma: an update [review]. Lancet Oncol. 2004;5(6):341-353.

(3)          O’Leary HM, Savage KJ. Novel therapies in peripheral T-cell lymphomas [review]. Curr Oncol Rep. 2008;134(5):202-207.

(4)          Savage KJ, Chhanabhai M, Gascoyne RD, et al. Characterization of peripheral T-cell lymphomas in a single North American institution by the WHO classification. Ann Oncol 2004;15(10):1467-75.

(5)          Savage KJ. Peripheral T-cell Lymphomas. Blood Rev. 2007; 21:201-216.